Exhibit 10.4

COOPERATION AGREEMENT

Party A: ______________________________________

Person in Charge: _______________________________

Address: ______________________________________

Party B: Hangzhou Xuhang Network Technology Co., Ltd

Legal representative: Xiao Tianhang

Address: [*]

Hangzhou Xuhang Network Technology Co., Ltd. (hereinafter referred to as “Xuhang” or the “Company”), a company incorporated in September 2014, is a new media integrated service provider. Combining the digital new economy and big data operation, the Company uses the new media platform to help local governments create and promote city identities and drive consumption upgrading. In the meanwhile, the Company helps local industries expand market share and improve industry competitiveness through precision marketing and brand promotion. In 2019, the Company was rated as Zhejiang Pre Unicorn Enterprise. Xuhang has served 35 of the world’s top 500 enterprises and more than 1500 service brands; has operated new media accounts with more than 300 million followers; and has contracted with over 1000 Internet celebrities. The Company has an operating income of approximately RMB600 million since 2019.

In order to leverage Party A’s advantages in terms of location and system and mechanism innovation, as well as Party B’s scale and expertise in content production, new media operation, big data support, and monetization of the Internet traffic, to promote the rapid development of regional digital new economy industry, Party A and Party B (collectively, the “Parties”) sign this cooperation agreement through friendly negotiation in accordance with the strategic development needs of both Parties, aiming to achieve win-win cooperation.

Chapter I Project Overview

Article 1. Development Objectives

1. A joint venture companies shall be established by Xuhang and the government funded platform, which is committed to developing into a local digital economy integrated service platform and a unicorn enterprise by utilizing the strong resource integration and business service capabilities of both Parties.

2. The joint venture company will be committed to empowering the [Name of Government] in various aspects including event planning, content creation, new media operation, data support, and targeted poverty alleviation, to develop the “attention” economy, create a city identify, revitalize local brands, stimulate local consumption, and drive social and economic benefits.

3. The joint venture shall make every effort to enable the industrial development of [District of Government], improve its industrial Internet brand marketing capabilities, and realize the digital marketing upgrade of “quality efficiency integration” for the enterprise through the agency operation of new media serving the local industry.

Key areas of cooperation between the two Parties:

1. Party B shall establish the joint venture company in [District of Government], and work hard to develop it into a digital new economy “infrastructure” service provider in [District of Government]. Together with local new media platform companies and service agencies, Party B shall carry out integrated services and industrial upgrading of new media brand marketing for local enterprises, institutions and industries.

2. Party B is committed to helping Party A create its city identify and stimulate local consumption by undertaking and serving the publicity and implementation of cultural, tourism, sports, and other activities in Party A’s region.

3. Leveraging the advantage of local talent resource empowered by Party A, Party B shall utilize its own business and resource advantages to attract and promote more outstanding talents to settle in [District of Government].

Article 2. Project Cooperation Mode

1. Party A and Party B shall jointly invest to establish a limited liability company operating in the digital economy industry in the place where Party A is located, with a registered capital of RMB____________ million. Party A shall contributes RMB____________ million, accounting for ____________% of the shares, and Party B shall contribute RMB____________ million, accounting for ____________% of the shares. Party B shall be responsible for the daily operation of the joint venture company and for developing the local market. The registered capital of the newly established company will be received from the Parties in the same proportion in two phases. ____________% of the registered capital will be received within one month of the company’s establishment; When the accumulated revenue of the joint venture company reaches RMB____________ million yuan, the remaining ____________% of the capital contribution will be paid in by both Parties.

2. Party A shall appoint one person as the supervisor of the joint venture company, who does not directly participate in the daily operation of the company but exercises all the rights of Party A as a shareholder, has the right to access all the information related to the operation of the company, and has the right to view the annual business financial statements of the company.

3. Party A and Party B are entitled to the distribution of profits of the joint venture company base on their respective equity interests. Three years after the establishment of the joint venture company, Party A shall have the right to sell its shares at any time in one of the following two ways, whichever has a higher selling price. One is to sell the company’s shares held by Party A through public market listing, and Party B has the right of first refusal for the purchase of such shares at the same price. Alternatively, Upon a written notice. Party A may require Party B to repurchase all the equity interests in the company held by Party A. The transfer price shall constitute the principal plus the interest, calculated based on the loan interest rate of one-year loan prime rate (LPR) published by the National Interbank Funding Center in the month of written notification. If Party A’s income from the joint venture company three years after its establishment can cover its rent, Party A shall withdraw from the company five years after its establishment.

4. The joint venture company shall actively cooperate with Party A and other departments to carry out audit in accordance with laws and regulations. If any violation is found in the audit, Party A has the right to require Party B to repurchase all the equity interests Party A holds in the company with Party A’s initial capital contribution plus interest calculated based on the loan interest rate of one-year LPR published by the National Interbank Funding Center in the month of a written notification

Chapter II Rights and Obligations

Article 3. Rights and Obligations of Party A

Party A shall support the Joint venture in the following aspects:

1. Investment support from state-owned platform companies: [Name of the State-owned Company Designated by Party A] is designated to participate in the establishment of joint ventures, with the amount of investment no more than RMB____________ million and the equity ratio no more than ____________%.

2. Business support: Party A agrees to coordinate with its related publicity department, the bureau of commerce, the bureau of culture and tourism, the sports bureau, and other relevant departments in the region, to provide order support to Party B in creating city IPs and promoting a city’s identity, new media advertising and operation, activity planning and implementation, and digital marketing and other related businesses. Specifically, Party A shall prioritize the procurement of the joint venture company’s services when comparable services are available.

3. Rental subsidy for business premises: Party A shall provide, in the first phase, no less than 1000 square meters of office space to meet the needs of 100-150 employers, which could be subsequently expanded to 2000 square meters based on actual business needs. Party A shall provide 100% rent subsidies for the first three years and 50% rent subsidies for the following two years. When Party A withdraws from the joint venture company and receives less principal and income than the repurchase price agreed upon in Article 2(3) of this agreement or the total rent of the business premises calculated at the market value, Party B is required to compensate for the shortfall.

4. Construction of live broadcast e-commerce industry base: Party A shall discuss with Party B in connection with the construction of Internet celebrity live broadcast e-commerce bases, the operation of the digital new media business, the recruitment and cultivation of Internet celebrity talents, and other aspects of in-depth cooperation based on the joint venture company’s actual business scope; and provide additional subsidies for sites and operations as needed.

5. Tax exemptions: Party B is entitled to a 100% tax exemption (for its VAT and corporate income tax) in the first three years beginning from the first full year of operation of the joint venture company, followed by a 50% tax exemption for fourth and fifth; A reward of 100% tax exemption (for personal income tax) for the first three years and 50% tax exemption for the second two years shall be granted to up to five senior executive officers and/or core members of the joint venture company who have an annual taxable income exceeding RMB500,000.

6. Talent policy support: Party A shall coordinate with relevant governmental departments to actively introduce talent rating and compensation subsidy policies for Internet celebrity economic industry, and to evaluate and subsidize the talents introduced by the joint venture company.

7. Others: Party A shall set up a special working group to mobilize the publicity department, the bureau of culture and tourism, the bureau of commerce, the investment promotion bureau and other relevant governmental departments to jointly provide support for upgrading local new medial digital economy industry and to jointly promote the development of the digital new economy industry of [Name of City].

Article 4 Rights and Obligations of Party B

1. Party B shall contribute to the registered capital of the joint venture company as required and cooperate in the registration and implementation of the joint venture company.

2. Party B is entitled to the distribution of profits and income of the joint venture company according to the proportion of capital contribution.

3. Party B shall leverage the advantages of its new media operations and its media resources with approximately 300 million followers to provide comprehensive urban consumption upgrading, industrial digital upgrading, talent skills upgrading, and poverty alleviation services in [Name of City].

4. Party B shall lead the day-to-day operations of the joint venture company. The joint venture company shall generate, in three years, a total revenue of no less than RMB200 million and a profit of no less than RMB60 million; In three years, the joint venture company shall create about 500 indirect jobs, train about 200 regional industrial talents, contract with about 1000 Internet celebrities, create about 500 digital new media professionals, and increase the value of upstream and downstream industries by about RMB5-10 billion.

5. The aggregate tax contribution (excluding tax benefits/emptions) made by the joint venture shall not be less than RMB25 million within 5 years and shall be subject to Party’s annual assessment of tax revenue. Specifically, the tax contribution shall not be less than RMB3 million in the first year, not less than RMB4 million in the second year, not less than RMB5 million in the third year, not be less than RMB6 million in the fourth year, not be less than RMB7 million in the fifth year.

Chapter III Liabilities for Breach of Contract

Article 5. The commitment of Party A and Party B in this agreement is predicated upon the successful registration and operation of a joint venture company in [District of Government].

Article 6. If Party B violates any terms of this agreement, Party B and the joint venture company shall bear joint and several liabilities. If this agreement cannot be performed in part or in whole due to force majeure, neither Party shall bear legal liability, provided that both Parties shall take all necessary remedial measures to reduce the losses caused by force majeure if conditions permit. In case of force majeure due to one Party’s delay in performing this agreement, such Party shall not be exempted from liability; during the term of this agreement, in case of major adjustment of national, provincial, and municipal land, fiscal, and tax policies (subject to the official documents officially issued), which affects the implementation of relevant provisions of this agreement, the latest national, provincial, and municipal adjustment policies shall prevail and the time specified in the above adjustment policies shall be followed.

Article 7. If the tax paid by Party B in the current year fails to meet the requirements specified in Article 4 of Chapter II during the assessment period, Party B shall not be entitled to the local tax benefits or exemption during the assessment period.

Chapter IV Others

Article 8. After the agreement comes into force, no party shall fail to perform its obligations under this agreement due to the change of its name or of the project leader or the undertaker. In case of the above changes or changes in contact information or contact person, the other party shall be notified in writing in a timely manner.

Article 9. The rights and obligations of Party A’s investment agreed upon in this agreement shall be implemented by the state-owned platform company designated by Party A.

Article 10. Both Party A and Party B shall have strict confidentiality obligations for the content of this agreement and the other party’s data, trade secrets, and other information that they know or obtain from each other in the course of cooperation. Without the written permission of the other party, neither party shall disclose such confidential information to any third party (except the joint venture company and its shareholders and relevant personnel).

Article 11. In case of any dispute arising from the execution of this agreement, Party A and Party B shall settle it through active negotiation. If the negotiation fails, both Parties agree to submit the case for litigation to the people’s court with jurisdiction where Party A is located.

Article 12. For matters not covered in this agreement or special matters in the performance of this agreement, both Parties can sign a supplementary agreement after further negotiation. The supplementary agreement is an integral part of this agreement and has the same legal effect as this agreement.

Article 13. The conclusion, validity, interpretation, performance, and dispute settlement of this agreement shall be governed by the laws of the People’s Republic of China. At the time of signing this agreement, if both Parties agree that this agreement is inconsistent with the prohibitive or mandatory provisions of the state or the superior people’s government, the provisions of the state or the superior people’s government shall prevail.

Article 14. This cooperation agreement shall come into force after being signed and sealed by the representatives of Party A and Party B, and shall be valid for 5 years. This agreement is made in quadruplicate, with each party holding two copies.

(This is the signature page of this cooperation agreement)

Party A:
Legal representative or authorized representative (signature)
Date:

Party B: Hangzhou Xuhang Network Technology Co., Ltd
Legal representative or authorized representative (signature):
Date: